Exhibit 99.1

Bar Harbor Bankshares Expands Presence in New Hampshire through a Merger with Guaranty Bancorp, Inc.

BAR HARBOR, ME AND WOODSVILLE, NH – March 11, 2025 – Bar Harbor Bankshares (NYSE MKT: BHB) (or “Bar Harbor”) and Guaranty Bancorp, Inc. (OTC: GUAA) (or “Guaranty”) today announced that they have signed a definitive merger agreement pursuant to which Bar Harbor will acquire Guaranty in an all-stock transaction valued at approximately $41.6 million, or approximately $56.94 per share.

Under the terms of the merger agreement, each outstanding share of Guaranty common stock will be exchanged for 1.85 shares of Bar Harbor common stock. The merger is expected to be approximately 30% accretive to Bar Harbor’s earnings per share, excluding the impact of one-time transaction costs.

This transaction will unite two high-quality, culturally aligned community banks with complementary geographies. Founded in 1889, Woodsville Guaranty Savings Bank operates 9 branches in New Hampshire and reported $456 million in net loans and $530 million in deposits as of December 31, 2024. Upon completion of the merger, the combined company will operate under the Bar Harbor Bank & Trust name and will have approximately 60 branches serving attractive markets throughout a contiguous footprint in Maine, New Hampshire, and Vermont. The combined entity is expected to have approximately $4.8 billion in assets, $3.9 billion in deposits, and $3.2 billion in Assets Under Administration (AUA), solidifying its position as a leading financial services provider in Northern New England.

“We are excited to welcome the customers, employees, and communities of Woodsville Guaranty Savings Bank to the Bar Harbor family. Woodsville operates in markets similar to ours and adjacent to our Northwestern New Hampshire and Vermont locations, making this a natural fit,” said Curtis Simard, President and Chief Executive Officer of Bar Harbor Bank & Trust. “Woodsville’s deep customer relationships, strong asset quality, and cultural alignment with our organization make for a winning partnership. Together, we look forward to enhancing our presence in Northern New England and providing convenient service to consumers and businesses across the region.”

“Woodsville Guaranty Savings Bank has a long history of providing excellent service to our customers and supporting the communities we call home. Partnering with Bar Harbor Bank & Trust allows us to build on that tradition while gaining access to enhanced resources that will strengthen our ability to serve the region,” said James E. Graham, President & CEO of Woodsville Guaranty Savings Bank. “Bar Harbor Bank & Trust shares our deep commitment to community banking, and this merger ensures that our customers will continue to receive the personalized service they expect while benefiting from a larger regional presence.”

The transaction is intended to qualify as a reorganization for federal income tax purposes, and as a result, the shares of Guaranty common stock exchanged for shares of Bar Harbor common stock are expected to be transferred on a tax-free basis. The definitive agreement has been approved by the unanimous votes of the Boards of Directors of both companies. Consummation of the agreement is subject to the approval of Guaranty’s shareholders, as well as customary regulatory approvals.

The merger is targeted to be completed in the second half of 2025. Guaranty President & CEO, James Graham, will be appointed to Bar Harbor’s board of directors, bringing the total number of directors to 11 at closing. Upon closing, Bar Harbor shareholders will own approximately 92% of the combined company's stock, while Guaranty shareholders will own approximately 8%.

Piper Sandler & Co. served as the financial advisor to Bar Harbor, and Griffin Financial Group LLC served as the financial advisor to Guaranty. Kilpatrick Townsend & Stockton LLP served as legal counsel to Bar Harbor, while Goodwin Procter LLP served as legal counsel to Guaranty.

INVESTOR PRESENTATION

An Investor Presentation will be posted on Bar Harbor’s website (www.barharbor.bank/about-us/shareholder-relations) and Guaranty’s website (www.theguarantybank.com) containing additional information regarding this merger.

BACKGROUND

Bar Harbor Bankshares (NYSE American:BHB) is the parent company of its wholly-owned subsidiary, Bar Harbor Bank & Trust. Founded in 1887, Bar Harbor Bank & Trust is a true community bank serving the financial needs of its clients for over 135 years. Bar Harbor Bank & Trust provides full-service community banking with office locations in all three Northern New England states of Maine, New Hampshire, and Vermont. For more information, visit www.barharbor.bank.

Guaranty Bancorp, Inc. (OTC: GUAA) is the holding company of Woodsville Guaranty Savings Bank. Since 1889, Woodsville Guaranty Savings Bank is committed to serving its customers and communities by offering sound financial products and services to help stimulate personal and regional growth. With 11 offices located throughout west-central New Hampshire. For more information, visit www.theguarantybank.com

FORWARD LOOKING STATEMENTS

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements about Bar Harbor’s beliefs, plans, strategies, predictions, forecasts, objectives, intentions, assumptions or expectations are not historical facts and may be forward-looking. These include, but are not limited to, statements regarding the proposed transaction, revenues, earnings, loan production, asset quality, and capital levels, among other matters; Bar Harbor’s estimates of future costs and benefits of the actions it may take; Bar Harbor’s assessments of probable losses on loans; Bar Harbor’s assessments of interest rate and other market risks; Bar Harbor’s ability to achieve its financial and other strategic goals; the expected timing of completion of the proposed transaction; the expected cost savings, synergies and other anticipated benefits from the proposed transaction; and other statements that are not historical facts.

Forward-looking statements are often, but not always, identified by such words as “believe,” “expect,” “anticipate,” “can,” “could,” “may,” “predict,” “potential,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “should,” “will,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which may change over time.

Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those indicated in such forward-looking statements as a result of a variety of factors, many of which are beyond the control of Bar Harbor and Guaranty. Such statements are based upon the current beliefs and expectations of the management of Bar Harbor and Guaranty and are subject to significant risks and uncertainties outside of the control of the parties. Caution should be exercised against placing undue reliance on forward-looking statements. The factors that could cause actual results to differ materially include the following: the reaction to the transaction of the companies’ customers, employees and counterparties; customer disintermediation; inflation; expected synergies, cost savings and other financial benefits of the proposed transaction might not be realized within the expected timeframes or might be less than projected; the requisite shareholder and regulatory approvals for the proposed transaction might not be obtained; credit and interest rate risks associated with Bar Harbor’s and Guaranty’s respective businesses, customers, borrowings, repayment, investment, and deposit practices; general economic conditions, either nationally or in the market areas in which Bar Harbor and Guaranty operate or anticipate doing business, are less favorable than expected; new regulatory or legal requirements or obligations; and other risks. Certain risks and important factors that could affect Bar Harbor’s future results are identified in its Annual Report on Form 10-K for the year ended December 31, 2024 and other reports filed with the Securities and Exchange Commission, including among other things under the heading “Risk Factors” in such Annual Report on Form 10-K. These risks and uncertainties are not exhaustive. Other sections of such reports describe additional factors that could affect Bar Harbor’s business and financial performance. Any forward-looking statement speaks only as of the date on which it is made, and Bar Harbor undertakes no obligation to update any forward-looking statement, whether to reflect events or circumstances after the date on which the statement is made, to reflect new information or the occurrence of unanticipated events, or otherwise.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication is being made in respect of the proposed merger transaction involving Bar Harbor and Guaranty. Bar Harbor intends to file a registration statement on Form S-4 with the SEC, which will include a proxy statement of Guaranty and a prospectus of Bar Harbor, and Bar Harbor will file other documents regarding the proposed transaction with the SEC. A definitive proxy statement/prospectus will also be sent to Guaranty shareholders seeking the required shareholder approval of the proposed transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS OF

GUARANTY ARE URGED TO CAREFULLY READ THE ENTIRE REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS, WHEN THEY BECOME AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The documents filed by Bar Harbor with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, the documents filed by Bar Harbor may be obtained free of charge under the “Investor Relations” section of Bar Harbor’s website at https://www.barharbor.bank/about-us/shareholder-relations/shareholder-relations. Alternatively, these documents, when available, can be obtained free of charge from Bar Harbor upon written request to Investor Relations, Bar Harbor Bankshares, P.O. Box 400, 82 Main Street, Bar Harbor, Maine 04609.

PARTICIPANTS IN SOLICITATION

Bar Harbor, Guaranty and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction under the rules of the SEC. Information regarding Bar Harbor’s directors and executive officers is available in its most recent definitive proxy statement, which was filed with the SEC on April 1, 2024, and certain other documents filed by Bar Harbor with the SEC. Other information regarding the participants in the solicitation of proxies in respect of the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC. Free copies of these documents, when available, may be obtained as described in the preceding paragraph.

CONTACTS

Bar Harbor Bankshares: Curtis C. Simard, President & CEO

Telephone: 888-853-7100

Guaranty Bancorp, Inc.: James E. Graham, President & CEO

Telephone: 800-564-2735